Exhibit 10.1


                 [INTERSTATE BAKERIES CORPORATION LETTERHEAD]



                                                 July 13, 2005


Mr. Richard C. Seban

Dear Mr. Seban:

We are pleased to offer you employment as Executive Vice President - Sales & Marketing for Interstate Bakeries Corporation (IBC). This offer is contingent upon the successful completion of a pre-employment drug screen, physical exam and background verification.

Employment date:            8/1/05

Salary:                     $375,000

Compensation Zone:          2

Position Grade Level:       20

Annual Bonus:               Your position is eligible to participate in
                            the incentive plan developed for fiscal 2006. The effective date and terms are to be determined.
                            Provided you are on the payroll at the time of payment, on or about August, 2006, you will receive a minimum bonus payment of $75,000.

Long Term Incentive:        The Long Term Incentive Plan, historically
                            including stock options and/or restricted shares, is TBD.

SERP Participation:         The Supplemental Executive Retirement Plan is
                            currently suspended and under review.

Life Insurance:             Incumbents in the position of Executive
                            Vice President - Sales & Marketing are eligible for $350,000 of Company provided Executive Life
                            Insurance. If applicable, it may be subject to imputed income. Additionally, the Company provides you the opportunity to purchase up to $500,000 of Supplemental Life Insurance. Please review the enclosed Benefits Summary booklet for details regarding this benefit.

Mr. Richard C. Seban
Page 2 - Offer Letter
July 13, 2005


Vacation:                   You will be eligible for two weeks of vacation
                            during your first year of employment and four weeks after one year of service. Additional entitlements are in accordance with the IBC
                            Vacation Policy.

Relocation:                 Expenses related to your relocation to the Kansas
                            City area will be borne by the Company. IBC is contracted with SIRVA Relocation as the service provider. Upon your approval Corporate Human
                            Resources can take the steps to initiate you into the program.

                            SIRVA Relocation offers employees a total moving package including marketing and sale of your current home, home finding assistance at your new location, coordination and transportation of your household goods, processing of relocation expense reports, assistance with securing a mortgage at the best available rate and purchase of your residence should it not sell during the prescribed marking period. Your SIRVA Relocation Specialist will provide a copy of the complete program to you.

Company Car:                A company car comparable to that provided to other
                            Executive Vice Presidents will be provided.

Severance Benefits:         You will be eligible for six months of severance
                            payments, except in the event of termination for cause.

Health/Dental:              See the Employee Benefits Summary booklet for
                            details regarding coverage. Eligibility beings after eight weeks of employment.

401K: After eight weeks of employment, you are eligible for enrollment in the Retirement Income (401k) Plan. Employees may contribute a voluntary pre-tax deferral of 1-15% of annual earnings, subject to regulatory limitations, and the Company will match 60% of the first 6% of the deferral. Each participant is fully vested in employer contributions after 6 years of continuous employment. (See page 10 of the Employee Benefit Summary booklet for complete details.)

Financial Planning
Assistance:                 You will be eligible to participate in the
                            company's financial assistance program at the Executive Vice President level. Currently, the program allows for the payment of up to $5,000 per year in financial planning services covering income tax preparation, financial planning and the

Mr. Richard C. Seban
Page 3 - Offer Letter
July 13, 2005



                            preparation and maintenance of a will. Unused amounts in any given year, up to a maximum amount equal to your annual allowance, can be carried over to the next year.

Employee Stock
Purchase Plan:              The ESPP is not currently available to employees.

Employee Assistance
Program:                    IBC provides 100% EAP assistance to employees.

Nothing in this letter or in any Company policy or statement may be construed as a contract or guarantee of continued employment, since either you or the Company may terminate your employment at any time, with or without cause. No person other than the Company Chief Executive Officer may change your at will status, and any change must be in writing signed by the Chief Executive Offer.

We look forward to welcoming you as a new employee at Interstate Bakeries Corporation.



                               Very truly yours,

/s/ Jacques E. Roizen                             /s/ Warren "Hank" Richards
-------------------------------                   --------------------------
Jacques E. Roizen                                 Warren "Hank" Richards
Interim Chief Marketing Officer                   Senior VP - Human Resources



I have read the above and accept the offer for employment and as stated.

/s/ Richard Seban                                 Date: 7/13/05
---------------------
Richard Seban